ProLink Holdings Corp. Appoints Ron Bension to its Board of Directors

CHANDLER, Ariz., ProLink Holdings Corp. (OTC Bulletin Board: PLKH), the world's leading provider of Global Positioning Satellite ("GPS") golf course management systems and digital out-of-home on-course advertising, announced today that it has appointed Ron Bension to its Board of Directors. Mr. Bension has led numerous major on-line and leisure recreation/entertainment companies to financial and strategic success and is currently the CEO of privately-held Sportnet. He replaces David Chazen, who resigned for personal reasons, as an independent director.

Mr. Bension was named CEO of Sportnet, a network of industry-leading sports sites that cover Action, Olympic and lifestyle sports, in February 2008, overseeing the Wasserman Media Group company’s strategic, operational, and marketing efforts across its network of industry leading sports sites. Previously, he served as CEO of Tickets.com to restructure the fledgling on-line ticketing technology and service provider. He helped raise more than $20 million in new capital, installed a marquee management team, integrated 11 acquired companies and implemented multiple leading-edge digital ticketing technologies, resulting in significant cost savings, exponential revenue growth and increased market share. Mr. Bension also managed the company’s relationships with the 2002 Winter Olympics and the World Series. He then oversaw Tickets.com’s 2005 sale to Major League Baseball, a transaction that provided all stakeholders a meaningful return on their investment, including a significant premium to public shareholders.

“I am pleased to welcome such an accomplished executive to our Board of Directors,” said Lawrence D. Bain, CEO of ProLink Solutions. “Given Ron’s successes with emerging companies, I look forward to the role he can play in supporting us as we emerge as a digital media company.”

Prior to joining Tickets.com, Mr. Bension was President and CEO of Sega GameWorks, a leading multi-unit, location-based entertainment company founded by Steven Spielberg. During his two and a half years at the company’s helm, he engineered a dramatic increase in revenue and growth. He was honored for his achievements with the prestigious Ernst & Young Entrepreneur of the Year Award in 2001. Previously, he was Chairman and CEO of Universal Studios Recreation Group, a unit of Universal Studios, where he oversaw the $1 billion global leisure recreation company through its international expansion plans. He also has experience in the area of mergers and acquisitions, through his employment with several firms including Apollo, J.P. Morgan and Wasserstein Parella.

“I am pleased to join ProLink as it builds on its position as the leading provider of golf course management systems and as it builds upon its early successes in the digital out-of-home on-course advertising space,” said Mr. Bension. “With advertisers increasing focus on cost-effective ways to reach consumers, ProLink offers a unique value proposition through the ProLink Network.”

Mr. Bension holds a degree in Criminal Justice from California State University, Los Angeles.

About ProLink

ProLink Solutions is the world's leading provider of GPS golf course management systems and revenue-generating on-course advertising. ProLink Solutions' core philosophy is to be a "Trusted Partner" to its golf-course customers. From enhancing golfers' overall experience and improving pace-of- play, to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions' products and services have captured markets both nationally and globally. For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company's filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.

For more information about ProLink, visit http://www.goprolink.com/, call 480.753.2337 or email info@goprolink.com.

CONTACT:
Daniel Mitchell
Buffalo Communications
253.312.4536
dmitchell@billycaspergolf.com

Investor Relations Contact:
CEOcast, Inc.
Gary Nash
212.732.4300
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